As filed with the Securities and Exchange Commission on May 3, 2018

Registration Statement No. 333-217917

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Till Capital Ltd.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Crawford House
50 Cedar Avenue
Hamilton, HM11, Bermuda

(Address of principal executive offices, including zip code)

Till Capital Ltd. Stock Option Plan

(Full title of the plan)

Brian Lupien

Chief Financial Officer

13403 N. Government Way, Suite 212

Hayden, ID 83835

(208) 635-5415

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Joshua A. Schneiderman

Snell & Wilmer L.L.P.

350 S. Grand Ave. Suite 3100

Los Angeles, CA 90071

(213) 929-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

On May 12, 2017, Till Capital Ltd. (the “Registrant”) filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (No. 333-217917) (the “Original Form S-8”) registering 335,028 restricted voting shares, par value $0.001 per share (the “Shares”), to be issued under the Till Capital Ltd. Stock Option Plan (the “Plan”).

On April 13, 2018, the Registrant announced its intention to delist its restricted voting shares from the Nasdaq Capital Market and the subsequent voluntary deregistration of Till’s restricted voting shares with the SEC. As a result, this Post-Effective Amendment No. 1 to the Original Form S-8 is being filed by the Registrant in order to deregister all Shares that were registered under the Original Form S-8 and remain unsold under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayden, State of Idaho, on May 3, 2018.

Till Capital Ltd.

By:	/s/ Brian P. Lupien
Name:	Brian P. Lupien
Title:	Chief Financial Officer